ISSUER FREE WRITING PROSPECTUS (DATED OCTOBER 25, 2006)

(SUPPLEMENTING PRELIMINARY PROSPECTUS ISSUED OCTOBER 18, 2006)

FILED PURSUANT TO RULE 433

REGISTRATION STATEMENT NO. 333-137853 AND THE RELATED

ADDITIONAL REGISTRATION STATEMENT PURSUANT TO RULE 462(b)

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

COMMON STOCK

On October 24, 2006, Nighthawk Radiology Holdings, Inc., the issuer, filed Amendment No. 2 to its Registration Statement on Form S-1 (File No. 333-137853), which registration statement was declared effective by the Securities and Exchange Commission on the date of this communication. The following updates disclosure included in Amendment No. 2 and the preliminary prospectus which forms a part thereof.

Common stock offered by the selling stockholders	5,500,000 shares (excluding option to purchase up to an additional 825,000 shares)

Price to the public	$18.50 per share

The trade date is the date of this communication and the underwriters expect to deliver shares to purchasers on October 31, 2006.

NightHawk will not receive any proceeds from the sale of these shares by the selling stockholders. The number of shares beneficially owned by certain members of management of NightHawk will decrease after this offering. The following table sets forth the shares to be sold by such beneficial owners in this offering and the number of “Shares Beneficially Owned After the Offering”:

Name of Beneficial Owner	Shares Beneficially Owned Prior to the Offering	Shares to be Sold in the Offering	Shares Beneficially Owned After the Offering		Shares Beneficially Owned If Over-Allotment Option is Exercised
			Shares	%	Shares	%
Paul E. Berger, M.D.	6,306,001	500,000	5,806,001	19.4%	5,393,501	18.0%
Jon D. Berger	2,390,630	250,000	2,140,630	7.2%	1,934,380	6.5%
Christopher R. Huber	3,172,891	250,000	2,922,891	9.8%	2,716,641	9.1%

In addition, the number of shares beneficially owned by all executive officers and directors as a group (seven persons) will decrease from 16,463,849 shares to 10,963,849 shares, or 36.7% of NightHawk’s outstanding shares. If the over-allotment option is exercised in full, the number of shares beneficially owned by all executive officers and directors as a group will be 10,138,849, or 33.6% of NightHawk’s outstanding shares.

You should consider the foregoing information together with the sections of the preliminary prospectus to which this communication relates, entitled “Principal and Selling Stockholders,” included in such preliminary prospectus.

To review a filed copy of the issuer’s current registration statement and the preliminary prospectus which forms a part thereof, click on the following link: http://www.sec.gov/Archives/edgar/data/1292470/000119312506213104/0001193125-06-213104-index.htm

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-584-6837 (RETAIL INVESTORS) OR 1-866-718-1649 (INSTITUTIONAL INVESTORS).